Fifth Third Home Equity Loan Trust
Series 2003-1
Schedule of Year-To-Date Principal and Interest Distributions
to Certificateholders for 2003
Class Interest        Principal PaidRealized  Ending Balance
      Distribution                  Losses
A     2,816,963.84    52,565,157.07 0.00      850,095,842.93
T_INT 155,065.41      0.00          0.00      0.00